STATE OF WYOMING
FILED
at 9:11 am

NOV 6 1973

12308
THYRA THOMSON
SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

DOL RESOURCES, INC.

I, the undersigned, a natural person of the age of twenty-one years or more, acting as incorporator of a corporation under the Wyoming Business Corporation Act, adopt the following Articles of Incorporation for such Corporation:

FIRST: The name of the Corporation is DOL RESOURCES, INC.

SECOND: The period of its duration is perpetual.

THIRD: The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 50,000 shares no par value.

FIFTH: The Corporation will not commence business until at least Five Hundred Dollars has been received by it as consideration for the issuance of shares.

SIXTH: Shareholders will have no preemptive right to acquire additional or treasury shares of the Corporation.

SEVENTH: The address of the initial registered office of the Corporation is P. O. Box 1407, 1807 Capitol Avenue, Cheyenne, Wyoming, and the name of its initial registered agent at such address is James T. Hays.

EIGHTH: The number of directors constituting the initial board of directors of the Corporation is three, and the following shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify:

Name	Address
James T. Hays	P. O. Box 1407, 1807 Capitol Avenue Cheyenne, Wyoming 82001
John G. Hanes	1807 Capitol Avenue Cheyenne, Wyoming 82001
Jess A. Tolerton	1807 Capitol Avenue Cheyenne, Wyoming 82001